Exhibit 10.3
CENOVUS ENERGY INC.
REPLACEMENT STOCK OPTION AGREEMENT
Participant Name:
Grant Name:
Previous Grant:
•	______ Options with connected SARs granted pursuant to an Option and Stock Appreciation Rights Agreement between EnCana and the Participant dated in 2005

•	______ Options with connected SARs granted pursuant to an Option and Stock Appreciation Rights Agreement between EnCana and the Participant dated in 2006
(collectively, the “Original Options”)
THIS OPTION AND STOCK APPRECIATION RIGHTS AGREEMENT is made between Cenovus Energy Inc. (the “Corporation”) and the Participant listed above;
WHEREAS EnCana Corporation (“EnCana”) had, prior to the 2009 Arrangement (as defined below), granted the Original Options to the Participant;
AND WHEREAS each of the Original Options exchanged, pursuant to the 2009 Arrangement, in part, for the grant by the Corporation of a Cenovus Replacement Stock Option (a “Replacement Option”) and in part for the grant by EnCana of an EnCana Replacement Stock Option (as defined below), such that, for each common share in the capital of EnCana that the Participant would have been entitled to acquire pursuant to an Original Option, the Participant is instead entitled to acquire one share pursuant to the corresponding Replacement Options and one common share of EnCana pursuant to the corresponding EnCana Replacement Option;
AND WHEREAS the Grant Price (as defined below) of each Replacement Option was determined in accordance with the 2009 Arrangement and the other terms and conditions of such Replacement Option are identical to the terms and conditions of the respective exchanged Original Option;
AND WHEREAS the Corporation has established an Employee Stock Option Plan (the “Plan”) for officers and employees of the Corporation and its affiliated entities, including, but not limited to, its subsidiary companies and/or partnerships (the “Affiliated Entities” or, individually, an “Affiliated Entity”);
NOW THEREFORE in consideration of other good and valuable consideration and the sum of one dollar ($1.00) now paid to the Corporation (the receipt whereof by the Corporation is hereby acknowledged) it is agreed by and between the parties hereto as follows:

1. DEFINITIONS
In this Agreement, the following terms shall have the meanings respectively set forth below:
a.	“2009 Arrangement” means the arrangement under the Canada Business Corporations Act described in the information circular relating to an arrangement involving EnCana, 7050372 Canada Inc. and the Corporation dated October 20, 2009 which arrangement became effective on the Effective Date and resulted in, inter alia, the existence of the Corporation as an independent publicly-traded entity;

b.	“Anniversary Date” means, in respect of the Replacement Option, each anniversary of the Original Date of Grant;

c.	“Appreciated Value” means, in respect of each SAR, an amount equal to the excess of the closing price of the Shares on the Toronto Stock Exchange on the last trading day preceding the date of exercise of the SAR, over the Exercise Price;

d.	“Change in Control” for purposes of this Agreement, a “Change in Control” of the Corporation shall be deemed to have occurred if:
i.	any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation;

ii.	the Corporation shall have disposed of: (A) all or substantially all of its assets, such that shareholder approval was required or should have been required to be obtained under the Canada Business Corporations Act, or (B) assets in any 12 month period representing 50% or more of the total assets of the Corporation, determined as of the date of the audited financial statements of the Corporation then most recently published;

iiii.	pursuant to a single election or appointment or a series of elections or appointments over any period from and after the date of this Agreement (A) those individuals who at the date of the Agreement constituted the Board, together with (B) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by at least 75% of the votes cast by all of the directors then still in office, who either were directors at the date of this Agreement or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

iv.	the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that, for purposes of this Agreement, a Change in Control of the Corporation has occurred.
Securities beneficially owned or controlled or directed by an employee plan or related trust sponsored or maintained by the Corporation or any of its Affiliated Entities shall not be taken into account in determining whether the threshold percentage in this Clause 1(c)(i) above is exceeded.
For the purposes of this Clause 1(c):
i.	the term “acting jointly or in concert” shall have the meaning ascribed to it in Section 159 of the Securities Act (Alberta), as amended; and

ii	the term “beneficial ownership” shall be interpreted in accordance with Section 158(4) of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Agreement, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining beneficial ownership or beneficial owner.
For greater certainty, and except as specifically provided in Clauses 1(c)(ii) and 1(c)(iv), the sale, disposition or other divestiture of an Affiliated Entity, in whole or in part, shall not constitute a Change in Control for the purposes of this Agreement.
e.	“Committee” means such Committee of the Board as may be designated by the Board from time to time;

f.	“Date Employment Ceases” means:
i.	in the case of voluntary termination of employment initiated by the Participant, the last date the Participant is on the payroll of the Corporation or an Affiliated Entity;

ii.	in the case of involuntary termination of the Participant’s employment by the Corporation or an Affiliated Entity for cause, the date written notification of dismissal from employment is delivered to the Participant;

iii.	in the case of involuntary termination of the Participant’s employment by the Corporation or an Affiliated Entity other than for cause, the date identified in the written notification of termination of employment delivered to the Participant as the “Termination Date” or “Departure Date” and, where such date is not identified in the written notification, the date written notification of dismissal from employment is delivered to the Participant;

iv.	in the case where the Participant is employed by an Affiliated Entity and for any reason including, without limitation, by reason of sale, disposition or other divestiture thereof, in whole or in part, such employer ceases to be an Affiliated Entity of the Corporation, the effective date (in the case of a sale, disposition or other divestiture, the closing date of such transaction or series of transactions, as determined by the Corporation) upon which the Participant’s employer ceases to be an Affiliated Entity;
but does not include the date the Participant ceases to be an officer or employee of the Corporation or an Affiliated Entity upon death, normal retirement or early retirement (as defined in the Corporation’s Retirement Pension Plan), commences unpaid leave of absence or commences Disability;

and provided that, where the Participant is an employee of an entity within the EnCana Group immediately after the Effective Date, the reference to “the Corporation” and “Affiliated Entity” in the foregoing shall be read as a reference to “EnCana” and an “Affiliated Entity of EnCana”, respectively.

Notwithstanding any other provision in this Agreement, there shall be no “Date Employment Ceases” where the Participant’s employment with the EnCana Group is involuntarily terminated (other than for cause) within 12 months of a Change in Control of EnCana;

g.	“Disability” and “Date of Disability” shall be deemed to occur and shall mean the first day immediately following the last day the Participant receives disability benefits under the Corporation’s short-term disability plans and does not return to work with the Corporation or an Affiliated Entity;

h.	“Effective Date” means November 30, 2009;

i.	“EnCana” means EnCana Corporation;

j.	“EnCana Group” means EnCana and any Affiliated Entity of EnCana;

k.	“EnCana Replacement Stock Option” means a stock option granted by EnCana to the Participant pursuant to the 2009 Arrangement in partial consideration for an Original Option;

l.	“Exercise Price” means the price payable per Share on the exercise by the Participant of the Replacement Option determined on the basis of the Market Value per Share. (For the purposes of this Agreement, the “Grant Price” shall constitute and have the same meaning as the Exercise Price);

m.	“Expiry Date” means the close of business in Calgary, Alberta on the fifth Anniversary Date in respect of the Replacement Option. Should this date fall on a holiday or weekend, the Expiry Date shall be the close of business on the last business day prior to that holiday or weekend day;

n.	“Market Value” means the closing price for Shares on the Toronto Stock Exchange on the last trading day immediately prior to the Original Date of Grant or, if one Share did not trade on that day, the closing price for Shares on the Toronto Stock Exchange on the immediately preceding day on which a Share was traded;

o.	“Option Exchange Time” means the time on the Effective Date at which the Replacement Options were granted to the Participant pursuant to the 2009 Arrangement;

p.	“Optioned Shares” means in respect of the Option, the number of Shares which the Participant has been granted an option to purchase hereunder. (For the purposes of this Agreement, the “Total Shares” referred to above shall constitute and have the same meaning as the Optioned Shares);

q.	“Original Date of Grant” means the date upon which EnCana granted the Original Options to the Participant and as evidenced by the Original Grant Agreement, which term is sometimes referenced as “Original Issue Date”;

r.	“Share” or “Shares” means one or more common shares in the capital of the Corporation as are traded on the Toronto Stock Exchange;

s.	“SAR” or “SARs” shall mean stock appreciation rights which entitle the Participant to the rights provided in Clause 4 below, subject to the terms and conditions herein.
2. GRANT OF OPTION AND STOCK APPRECIATION RIGHTS
In accordance with the 2009 Arrangement, and subject to the terms and conditions herein, the Corporation hereby confirms the grant to the Participant a Replacement Option to purchase the Optioned Shares effective at the Option Exchange Time. The Replacement Option shall have a SAR connected with it in respect of each Optioned Share.
The Participant hereby acknowledges that nothing in this Agreement shall be construed to require the Corporation to grant an additional Option or Options beyond the Option granted hereunder. The grant of an additional Option by the Corporation shall, in each case, constitute a new and separate agreement between the Participant and the Corporation in respect of such additional Option.
3. EVIDENCE OF GRANT
This Agreement shall evidence the grant by the Corporation to the Participant of the Replacement Option effective at the Option Exchange Time.
4. RIGHTS OF EXERCISE OF REPLACEMENT OPTION OR SAR
In respect of the Option, subject to Clauses 5, 6 and 7 hereof:
a.	The Participant shall be entitled to exercise such Replacement Option as follows:
i.	30 percent of the Optioned Shares at any time or from time to time on or following the first Anniversary Date;

ii.	an additional 30 percent of the Optioned Shares at any time or from time to time on or following the second Anniversary Date;

iii.	an additional 40 percent of the Optioned Shares at any time or from time to time on or following the third Anniversary Date;
and ending at the close of business on the Expiry Date or such earlier termination date of the Replacement Option as provided herein.

b.	In respect of the Replacement Option, the Participant is eligible to exercise his or her SAR or SARs with respect to all or any number of the Optioned Shares on the same basis as set forth in paragraph 4(a). The exercise of a SAR or SARs shall require the Participant to surrender to the Corporation the Participant’s Replacement Option on the applicable number of the unexercised Optioned Shares in exchange for which the Participant shall receive cash or Shares (at the election of the Corporation) equal to the Appreciated Value multiplied by the number of Optioned Shares surrendered, less required applicable statutory withholdings.

c.	At the close of business on the Expiry Date, the Replacement Option shall expire and be of no further force or effect whatsoever as to such of the Optioned Shares and attendant SARs in respect of which the Replacement Option has not previously been exercised.
5. TERMINATION OF EMPLOYMENT
From the Date Employment Ceases until the earlier of: (i) the close of the 60th trading day on the Toronto Stock Exchange after the Date Employment Ceases; and (ii) the Expiry Date, the Participant shall be entitled to exercise his or her Replacement Option only to the extent of the previously unexercised Optioned Shares or attendant SARs which the Participant is entitled to exercise pursuant to Clause 4 above as of the Date Employment Ceases. Thereafter, the Replacement Option and this Agreement shall terminate and be of no further force or effect whatsoever, and the Participant shall have no cause of action nor make any claim against the Corporation for damages or for loss of opportunity arising from termination of this Agreement pursuant to this Clause 5.
6. RETIREMENT, DISABILITY OR DEATH, OF PARTICIPANT
Where the Participant is an employee of the Corporation or an Affiliated Entity or within the EnCana Group, as applicable, on the Effecitve Date, then in the event of the Participant’s normal or early retirement (as defined in the Corporation’s Retirement Pension Plan), Disability or death from the Corporation or an Affiliated Entity or within the EnCana Group prior to the Expiry Date but after the Effective Date, the Replacement Option shall remain exercisable as follows:
a.	If the Participant’s normal or early retirement (as defined in the Corporation’s Retirement Pension Plan), Disability or death occurs before the Participant attains age 60, the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option which the Participant is entitled to exercise pursuant to Clause 4 above as at the date of retirement, Disability or death shall remain exercisable until the earlier of: (i) six (6) months from the date of retirement, Disability or death; or (ii) the Expiry Date;

b.	If the Participant’s normal or early retirement (as defined in the Corporation’s Retirement Pension Plan), Disability or death occurs on or after the Participant attains age 60 but before the Participant attains age 65, the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option shall be exercisable and continue to become exercisable in accordance with Clause 4 above until the earlier of: (i) five (5) years from the date of retirement, Disability or death; or (ii) the Expiry Date; or

c.	If the Participant’s normal or early retirement (as defined in the Corporation’s Retirement Pension Plan) Disability or death occurs on or after the Participant attains age 65, the Participant shall become and remain entitled to exercise all of the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option (irrespective of the exercise schedule referred to in Clause 4) until the earlier of: (i) five (5) years from the date of retirement, Disability or death; or (ii) the Expiry Date.
In the case of Disability, if the Participant returns to work to the Corporation or an Affiliated Entity or within the EnCana Group, whichever was the Participant’s employer prior to the Disability, either during or following the expiry of the exercise period referred to in paragraphs 6(a) or 6(b) above but before the Expiry Date, the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option shall become available for exercise in accordance with Clause 4 above on the first day the Participant returns to work, to the extent that such Optioned Shares or attendant SARs are exercisable or would have become exercisable during the period of Disability pursuant to Clause 4 above, and shall remain exercisable until the earlier of the Expiry Date or such earlier termination date as provided herein.
If the Expiry Date occurred or occurs during the period of Disability, the Replacement Option shall expire and be of no further force or effect whatsoever.
7. LEAVE OF ABSENCE
a.	In the event the Participant is granted and takes a paid leave of absence or is on a family leave of absence, as defined by the Corporation’s policies or practices as in effect at the time, the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option shall continue to be and become available for exercise pursuant to Clause 4 above during the term of such paid leave of absence until the Expiry Date, unless employment terminates, in which case the provisions of Clause 5 above shall apply.

b.	In the event the Participant is granted and takes an unpaid leave of absence, as defined by the Corporation’s policies or practices as in effect at that time, the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option which the Participant is entitled to exercise pursuant to Clause 4 above shall not be or become available for exercise pursuant to Clause 4 above during the unpaid leave of absence.

If the Participant returns to employment with the Corporation following the unpaid leave of absence but before the Expiry Date, the previously unexercised Optioned Shares or attendant SARs in respect of the Replacement Option shall become available for exercise in accordance with Clause 4 above on the first day the Participant returns to work, to the extent such Optioned Shares or attendant SARs are exercisable or would have become exercisable during the unpaid leave of absence, and shall remain exercisable until the earlier of the Expiry Date or such earlier termination date as provided herein.
If the Participant does not return to employment with the Corporation following the unpaid leave of absence, the Optioned Shares and attendant SARs in respect of the Replacement Option which the Participant would have been entitled to exercise pursuant to Clause 4 above as of the Participant’s last day of active employment prior to commencing the unpaid leave of absence shall be exercisable in accordance with Clause 5 above as of the Date Employment Ceases and thereafter shall expire and be of no further force or effect whatsoever. If the Expiry Date occurred or occurs during the unpaid leave of absence, the Option shall expire and be of no further force or effect whatsoever.
8. EARLY EXERCISE
a.	Notwithstanding any other provision of this Agreement, but subject to the remaining provisions of this Clause, the Committee or the Board may pass a resolution which entitles the Participant to exercise and/or surrender in full or in part any unexercised Replacement Option, whether or not the Participant has become entitled to exercise such Replacement Option or the Optioned Shares or attendant SARS in respect thereof pursuant to Clause 4 above, at such time or times and/or in such manner following the passing of such resolution as is specified in the resolution, which resolution may be passed for any reason as determined by the Committee or the Board which, in the sole opinion of the Committee or the Board, warrants altering the provisions pursuant to which an Option is exercisable.

b.	(i) Notwithstanding any other clause of this Agreement but subject to paragraph 8(b)(ii) below, upon the occurrence of a Change in Control, the Participant shall be entitled, on the date of the Change in Control, to exercise in full or in part any unexercised Option (irrespective of the exercise schedule referred to in Clause 4) until the Expiry Date.

(ii) If a “take-over bid” (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation (a “Take-over Bid”) would, if successful, result in a Change in Control, then:
A.	the Corporation will promptly notify the Participant of the Take-over Bid and the Participant’s rights under this Clause;

B.	all Optioned Shares or attendant SARs in respect of the Option that are not yet exercisable pursuant to Clause 4 above at the time a formal Take-over Bid offer has been made will be accelerated so as to be and become fully available for exercise (irrespective of the exercise schedule referred to in Clause 4) on the date the formal Take-over Bid offer is made;

C.	the Participant shall be entitled to exercise in full or in part the Replacement Option in the manner set out in this Agreement, with any necessary modifications (or such other manner as may be prescribed by the Committee or the Board including, but not limited to, a form of cashless exercise), during the period ending on the earlier of the expiration of the Take-over Bid and the Expiry Date, for the purpose of tendering the Optioned Shares to the Take-over Bid;

D.	the Participant shall be entitled to deal with the Replacement Option in such other manner (in addition to the exercise set out in paragraph 8(b)(ii)(C) above) as may be prescribed by the Committee or the Board, in its discretion; and

E.	if the Optioned Shares are not deposited by the Participant pursuant to the Take-over Bid or, if deposited, are subsequently withdrawn by the Participant or not all taken up and paid for by the offeror or if the offeror fails to take-up and pay for the Shares pursuant to the terms of the Take-over Bid or if the Take-over Bid fails to close for any other reason, then the Participant shall promptly return the Optioned Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation. Such Optioned Shares shall be deemed not to have been exercised and not to have been issued, and the Corporation shall refund to the Participant if applicable, the aggregate Exercise Price for the Optioned Shares. In such event, Options will remain exercisable in accordance with Clause 4 above, and any other action by the Participant permitted in accordance with Clause 8(b)(ii)(D) above, shall be deemed not to have occurred.
9. EFFECTS OF ALTERATION OF SHARE CAPITAL
In the event of any change in the Shares by reason of a stock dividend, split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment may be made in the number of Optioned Shares or attendant SARs, the Exercise Price and the formula for determining the cash payable upon the exercise of SARs. The Committee shall determine what adjustment shall be made in any such event in its sole discretion and their determination shall be conclusive and binding for all purposes of this Agreement; provided that the following shall apply to the events described:
a.	If the Shares of the Corporation are subdivided into a greater number of Shares, or consolidated into a lesser number of Shares, or changed into a different number of Shares subsequent to the Original Date of Grant, the number of Optioned Shares and their attendant SARs shall be deemed to be changed in like manner so that the Participant shall be deemed to hold the number of Optioned Shares and their attendant SARs that the Participant would have held were the Participant the holder of record of the Optioned Shares as of the date of such subdivision, consolidation or change.

b.	If a stock dividend is paid on the Shares subsequent to the Original Date of Grant, there shall be added to the Optioned Shares and their attendant SARs the number of Shares which would have been issuable to the Participant had the Participant been the holder of record of the Optioned Shares as of the date on which the stock dividend was paid.

c.	If there is any capital reorganization or reclassification of the share capital of the Corporation, or any consolidation or merger or amalgamation of the Corporation with any other corporation or corporations, subsequent to the Original Date of Grant, adequate provision shall be made by the Corporation so that there shall be substituted for the Optioned Shares and their attendant SARs, the shares or securities which would have been issuable to the Participant had the Participant been the holder of record of the Optioned Shares as of the date such event occurs.
10. METHOD OF EXERCISE OF REPLACEMENT OPTION
The Replacement Option may be exercised by the Participant or the Participant’s legal personal representative in a manner prescribed by the Corporation from time to time and as the Corporation advises the Participant from time to time.
11. OBLIGATIONS OF THE PARTICIPANT
Nothing contained in this Agreement or done pursuant to this Agreement shall oblige the Participant to purchase and pay for any Optioned Shares except those Optioned Shares that the Participant has exercised in the manner provided in this Agreement. The Participant acknowledges that all taxes which may be payable by the Participant as a result of the granting or exercise of the Replacement Option thereof are the Participant’s sole responsibility and that it is the Participant’s duty and responsibility to comply with all provisions of the law in relation to the reporting of the acquisition or exercise of the Replacement Option and the trading of any Shares issued pursuant to this Agreement.
12. NO AGREEMENT TO EMPLOY
Nothing contained in this Agreement or done pursuant to this Agreement shall constitute or be construed to constitute or to be evidence of an agreement or understanding, express or implied, on the part of the Corporation or an Affiliated Entity to retain the Participant in the Participant’s employment for any specific period of time or in any specific capacity or position.
13. NON-QUALIFIED STOCK OPTIONS
The Replacement Option granted to the Participant hereunder is a non-qualified stock option for United States tax purposes.
14. NO REPRESENTATION AS TO PRICE
The Corporation makes no representation nor gives any warranty as to the price of the Shares and shall not be held liable for any fluctuation in the price of the Shares either before or after the exercise of any right conferred under the 2009 Arrangement and this Agreement.
15. NON-ASSIGNABILITY
The Replacement Option and the rights conferred hereby are not assignable, negotiable or otherwise transferable by the Participant other than by will or the laws of descent and distribution. The Replacement Option is exercisable only during the Participant’s lifetime and only by the Participant, except in the event of the Participant’s death or Disability, in which case the Replacement Option may be exercised by the Participant’s legal guardian or legal representative as provided herein.
16. SUBJECT TO PLAN
The provisions of this Agreement shall be interpreted so as to be expressly subject to the provisions of the Plan. The Participant acknowledges that the Committee has full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan in its sole discretion and that any such rules, regulations or determinations shall be final and binding on the parties to this Agreement.
17. TIME OF ESSENCE
Time shall be of the essence of this Agreement.
18. NOTICES
Any notice to be given by the Participant hereunder shall be sent to the Corporation at:
Cenovus Energy Inc.
421 7th Avenue SW
P.O. Box 766
Calgary, Alberta T2P 0M5
Attention: Corporate Human Resources
and any notice from the Corporation to the Participant shall be sent to the Participant at the Participant’s office or residence address last known to the Corporation. Either party may change the address to which notice may be given by mailing the same, postage prepaid, or delivering the same to the Corporation or to the Participant, as the case may be, in accordance with the foregoing. Any such notice if delivered shall be deemed to have been given or made on the date on which it was delivered or if mailed shall be deemed to have been given or made on the third business day following the date on which it was mailed. In the event of a general postal disruption, notice shall be delivered.
19. GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta and the federal laws of Canada as applicable herein.
20. EXECUTION BY THE CORPORATION
This Agreement may be executed by application of the facsimile or authorized electronic signature of the Executive Vice-President, Organization & Workplace Development of the Corporation and the facsimile or authorized electronic signature of the Executive Vice-President, Organization & Workplace Development shall be as valid and effective as if such officer signed this Agreement in person.

21. PARTICIPANT INFORMATION
(a)	The Participant hereby agrees to provide the Corporation with all information (including personal information) the Committee requires in order to administer the Replacement Options evidenced by this Agreement, the employment relationship as a whole and such matters arising therefrom (the “Participant Information”).

(b)	The Participant agrees and acknowledges that the Corporation may from time to time transfer or provide access to Participant Information to EnCana for the purposes of enabling EnCana to administer any EnCana Replacement Stock Options granted to such Participant.

(c)	Where the Participant is an employee of an entity within the EnCana Group immediately after the Effective Date, the Participant agrees and acknowledges that the Corporation may from time to time transfer or provide access to Participant Information to EnCana for the purpose of obtaining reimbursement from EnCana, where agreed between the Corporation and EnCana.

(d)	Where the Participant is an employee of an entity within the EnCana Group immediately after the Effective Date, the Participant agrees and acknowledges that the Corporation may from time to time access Participant Information and other personal information provided by the Participant to EnCana from EnCana for the purposes of enabling the Corporation to administer the Replacement Options.

(e)	The Participant agrees and acknowledges that the Corporation may from time to time transfer or provide access to Participant Information to a third party service provider for purposes of the administration of the Replacement Options provided that such service provider will be provided with such information for the sole purpose of providing services to the Corporation in connection with the operation and administration of the Replacement Options and the Plan. The Corporation may also transfer and provide access to Participant Information to its Affiliated Entities for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of expenses.
22. ACCEPTANCE BY PARTICIPANT
The Participant shall confirm acceptance of the terms and conditions of this Agreement by electronically selecting and clicking on the button beside the words “I Accept” from the options provided below. By indicating such acceptance, the Participant agrees to be legally bound by the terms and conditions of this Agreement, and hereby agrees that such acceptance shall be as valid and effective as if the Participant signed this Agreement in person. In the event the Participant does not agree with or accept the terms and conditions of this Agreement, or an error exists in the Replacement Option information provided at the outset of this Agreement, the Participant must electronically select and click on the button beside the words “I Do Not Accept” from the options provided below. This Agreement and the Replacement Option granted hereunder is not effective, and the Participant shall have no rights whatsoever hereunder, until the Participant has accepted this Agreement in accordance with the provisions hereof.

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.
CENOVUS ENERGY INC.
“Hayward Walls”
(original signed copy on file with Cenovus)
Hayward J. Walls
Executive Vice-President
Organization & Workplace Development